CONFIRMING STATEMENT

This statement confirms that Jay C. Hoag (the "Filer") has authorized and designated Robert C. Bensky, Carla S.

Newell, Patrick D. Reilly and Frederic D. Fenton to execute and file on the Filer's behalf all Forms 3,

4 and 5 (including any amendments thereto) that the Filer may be required to file with the U.S.

Securities and Exchange Commission as a result of the Filer's ownership of or transactions in securities of Electronic Arts Inc.  The authority of Robert C. Bensky, Carla S. Newell, Patrick D. Reilly and Frederic D.

Fenton under this statement shall continue until the Filer is no longer required to file Forms 3, 4 and

5 with regard to his ownership of or transactions in securities of Electronic Arts Inc., unless revoked in writing.

The Filer acknowledges that Robert C. Bensky, Carla S. Newell, Patrick D. Reilly and Frederic D. Fenton are

not assuming any of the Filer's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  September 14, 2011

                                s/  Jay C. Hoag

         Jay C. Hoag